UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 17, 2011

(Date of earliest event reported)

Callidus Software Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50463 (Commission File Number)	77-0438629 (IRS Employer Identification Number)

6200 Stoneridge Mall Road, Suite 500, Pleasanton, CA (Address of principal executive offices)	94588 (Zip Code)

(925) 251-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 23, 2011, in connection with its previously announced private offering (the “Offering”) of 4.75% Convertible Senior Notes due 2016 (the “Notes”), Callidus Software Inc. (“Callidus”) issued $80,500,000 principal amount of the Notes to certain initial purchasers (the “Initial Purchasers”) pursuant to an indenture, dated as such date of issue (the “Indenture”), by and between Callidus and Wells Fargo Bank, N.A., as trustee. The Notes bear interest at a rate of 4.75% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2011. The Notes mature on June 1, 2016, unless earlier converted, redeemed or repurchased.

Holders may convert their Notes into shares of Callidus common stock at their option at any time prior to the close of business on the business day immediately preceding the maturity date. The Notes are convertible into shares of Callidus common stock at an initial conversion rate of 129.6596 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $7.71 per share of Callidus common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, holders who convert their Notes in connection with a make-whole fundamental change, as such term is defined in the Indenture, may be entitled to an increase in the conversion rate for the Notes.

Prior to June 6, 2014, Callidus may not redeem the Notes. On or after June 6, 2014, Callidus may redeem for cash all or part of the Notes if the last reported sale price per share of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading-day period ending within five trading days of the date on which Callidus provides notice of redemption. The redemption price will equal 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date.

If Callidus undergoes a fundamental change, holders may require Callidus to purchase the Notes in whole or in part for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including additional interest, if any, to, but excluding, the purchase date.

The Indenture provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default under the Indenture occurs or is continuing, the trustee or holders of at least 25% in principal amount of the then outstanding Notes, as applicable, may declare all of the Notes to be due and payable immediately.

The description of the Notes and the Indenture contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Indenture, a copy of which is filed herewith as Exhibit 4.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 above and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference. In connection with the Offering, Callidus entered into a purchase agreement, dated May 17, 2011 (the “Purchase Agreement”), pursuant to which Callidus agreed to sell $70,000,000 principal amount of the Notes to the Initial Purchasers for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Callidus also granted to the Initial Purchasers under such agreement the right to purchase up to an additional $10,500,000 principal amount of the Notes, which the Initial Purchasers exercised in full on May 18, 2011. The transactions contemplated by the Purchase Agreement closed on May 23, 2011.

In connection with the foregoing transactions, Callidus relied on the exemption from registration afforded by Section 4(2) of the Securities Act or Rule 506 promulgated thereunder. Callidus relied on this exemption from registration based in part on representations made by the Initial Purchasers. The Notes and the shares of common stock issuable upon conversion of the Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Net proceeds from the Offering were approximately $76.8 million, after deducting the Initial Purchasers’ discounts and estimated offering expenses.

Item 8.01. Other Events.

Callidus used approximately $14.4 million of the net proceeds of the Offering to repurchase shares of Callidus’ common stock from purchasers of the Notes in privately negotiated transactions effected through one of the Initial Purchasers as Callidus’ agent. Callidus expects to use the remainder of the net proceeds of the Offering for general corporate purposes, which may include the acquisition of complementary businesses, products or technologies.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements:

None

(b) Pro forma financial information:

None

(c) Shell company transactions:

None

(d) Exhibits:

4.1                                 Indenture dated as of May 23, 2011 between Callidus Software Inc and Wells Fargo, N.A., as trustee.

4.2                                 Form of 4.25% Convertible Senior Note due 2016 (included in Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 23, 2011	CALLIDUS SOFTWARE INC.

	By:	/s/ Ronald J. Fior
Ronald J. Fior
Senior Vice President, Finance and Operations and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
4.1	Indenture dated as of May 23, 2011 between Callidus Software Inc and Wells Fargo, N.A., as trustee
4.2	Form of 4.25% Convertible Senior Note due 2016 (included in Exhibit 4.1).